Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2016 Results

CHARLOTTE, NC, August 9, 2016—Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for second quarter of 2016.

Second Quarter Highlights

•	Net investment income of $7.4 million, or $0.47 per common share
•	Investment advisor waived $0.8 million of incentive fees for the quarter, cumulative waiver exceeds $2.4 million since fourth quarter of 2015
•	Net asset value per share of $16.28, flat from the previous quarter
•	Weighted average yield on debt portfolio at quarter end of approximately 12.5%
•	Energy investments, based on fair values, comprise 5.4% of the portfolio at June 30, 2016, compared to 8.8% at December 31, 2015
•	Received exemptive order from Securities and Exchange Commission that permits co-investment with affiliates

Management Commentary

In describing the Company’s second quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report that for the fourth quarter in a row, distributions were covered by net investment income. The investment advisor continues to waive incentive fees to help offset the impact of non-performing investments, totaling $0.8 million for the current quarter and $2.4 million on a cumulative basis. Recent repayments and equity monetizations have provided us with liquidity to be more active in the lower middle market for directly originated investment opportunities with proper risk adjusted returns.”

Second Quarter 2016 Financial Results

Total investment income was $17.0 million for the second quarter of 2016, compared to $15.1 million for the same period in 2015, an increase of $1.9 million. Interest, fee and payment-in-kind income collectively were $1.5 million higher in the second quarter of 2016 compared to 2015, resulting from a larger investment portfolio. All other income, including dividend income, increased by $0.4 million for the comparable period.

Total expenses for the second quarter of 2016 were $9.6 million, compared to $9.8 million for the comparable period in 2015, with no material variances.

Net investment income for the second quarter of 2016 was $7.4 million, or $0.47 per share, compared to $5.3 million, or $0.33 per share, for the same period in 2015.

Net realized losses totaled $5.6 million, or $0.35 per share, for the second quarter of 2016, compared to net realized gains of $15.8 million for the same period in 2015. During the quarter, the Company realized a $6.6 million loss related to Source Capital Abutec, LLC, which was partially offset by $1.0 million in realized gains on other investments.

Net unrealized appreciation totaled $5.4 million, or $0.34 per share, for the second quarter of 2016, compared to net unrealized depreciation of $16.2 million for the second quarter of 2015. The net loss (realized and unrealized) amounted to $0.2 million for the second quarter of 2016.

The net increase in net assets resulting from operations was $7.3 million for the second quarter of 2016, or $0.46 per common share, compared to a net increase of $4.9 million, or $0.31 per common share, for the same period in 2015.

Investment Portfolio

As of June 30, 2016, the Company’s portfolio consisted of investments in 54 companies with a fair market value of $595.1 million and a cost basis of $576.8 million. Senior secured debt investments represented 36.4% of the portfolio, subordinated debt investments represented 43.6% of the portfolio, equity/warrant investments represented 16.8% of the portfolio, and the investment in Capitala Senior Liquid Loan Fund I, LLC represented 3.2% of the portfolio, based on fair values at June 30, 2016.

The fair value of the Company’s four energy investments totaled $32.4 million at June 30, 2016, representing 5.4% of the portfolio, as compared to 8.8% of the portfolio at December 31, 2015. In the aggregate, the fair value of our energy investments is 47.8% of the cost basis, as of June 30, 2016.

At June 30, 2016, we had debt investments in three portfolio companies on non-accrual status with a fair value and cost basis of $9.0 million and $37.2 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 1.5% and 6.4%, respectively, of the portfolio at June 30, 2016. At December 31, 2015, the fair value and cost basis of non-accrual investments was $28.0 million and $47.1 million, respectively.

Liquidity and Capital Resources

At June 30, 2016, the Company had $20.1 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $182.2 million with an annual weighted average interest rate of 3.43%, and $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At June 30, 2016, the Company had $69.0 million outstanding and $51.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

Subsequent Events

On July 29, 2016, the Company exited its $5.0 million subordinated debt investment in Maxim Crane Works, LP at 101% of par.

On August 2, 2016 the Company exited its $18.4 million subordinated debt investment in Merlin International, Inc. at par.

On August 5, 2016, the Company exited its investment in MTI Holdings, Inc. The Company received $8.0 million for its subordinated debt investment, which was repaid at par. The Company also received $10.6 million for its equity investment, netting a realized gain of approximately $8.6 million.

Second Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday August 10, 2016. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $384,569 and $391,031, respectively)	$399,353	$404,513
Affiliate investments (amortized cost of $86,899 and $99,290, respectively)	92,789	117,350
Control investments (amortized cost of $105,297 and $79,866, respectively)	102,975	70,593
Total investments at fair value (amortized cost of $576,765 and $570,187, respectively)	595,117	592,456
Cash and cash equivalents	20,108	34,105
Interest and dividend receivable	4,738	5,390
Due from related parties	254	256
Prepaid expenses	320	503
Other assets	108	108
Total assets	$620,645	$632,818

LIABILITIES
SBA debentures (net of deferred financing costs of $3,218 and $3,537, respectively)	$178,982	$180,663
Notes (net of deferred financing costs of $3,309 and $3,583, respectively)	110,129	109,855
Credit Facility (net of deferred financing costs of $1,169 and $1,649, respectively)	67,831	68,351
Due to related parties	4	6
Management and incentive fee payable	3,331	1,687
Interest and financing fees payable	2,826	2,987
Accounts payable and accrued expenses	-	467
Total liabilities	$363,103	$364,016

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,822,636 and 15,777,345 common shares issued and outstanding, respectively	158	158
Additional paid in capital	239,628	239,104
Undistributed net investment income	8,570	8,570
Accumulated net realized loss from investments	(9,166)	(1,299)
Net unrealized appreciation on investments	18,352	22,269
Total net assets	257,542	268,802

Total liabilities and net assets	$620,645	$632,818

Net asset value per share	$16.28	$17.04

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2016	2015	2016	2015

INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$10,604	$9,516	$21,351	$17,191
Affiliate investments	2,240	3,081	3,603	6,672
Control investments	2,282	1,086	5,136	2,725
Total interest and fee income	15,126	13,683	30,090	26,588
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	912	375	1,790	689
Affiliate investments	98	394	193	650
Control investments	234	422	465	621
Total payment-in-kind interest and dividend income	1,244	1,191	2,448	1,960
Dividend income:
Non-control/Non-affiliate investments	-	154	205	307
Affiliate investments	29	29	58	58
Control investments	545	25	1,590	209
Total dividend income	574	208	1,853	574
Other Income	43	-	43	-
Interest income from cash and cash equivalents	4	2	6	3
Total investment income	16,991	15,084	34,440	29,125

EXPENSES
Interest and financing expenses	5,029	4,681	10,051	9,317
Base management fee	2,702	2,587	5,430	4,997
Incentive fees	1,667	1,329	3,373	2,510
General and administrative expenses	927	1,170	2,096	2,167
Expenses before incentive fee waiver	10,325	9,767	20,950	18,991
Incentive fee waiver	(765)	-	(1,361)	-
Total expenses, net of incentive fee waiver	9,560	9,767	19,589	18,991

NET INVESTMENT INCOME	7,431	5,317	14,851	10,134

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	69	7,670	69	7,698
Affiliate investments	(5,819)	7,098	(8,081)	7,098
Control investments	145	1,069	145	10,381
Total realized gain (loss) from investments	(5,605)	15,837	(7,867)	25,177
Net unrealized appreciation (depreciation) on investments	5,431	(16,212)	(3,917)	(20,502)
Net gain (loss) on investments	(174)	(375)	(11,784)	4,675

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$7,257	$4,942	$3,067	$14,809

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.46	$0.31	$0.19	$1.02

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	15,807,340	15,957,926	15,796,642	14,474,446

DISTRIBUTIONS PAID PER SHARE	$0.47	$0.62	$0.94	$1.14

DISTRIBUTIONS PAYABLE PER SHARE	$-	$0.30	$-	$0.30